                                                                  EXHIBIT 10.68

                             FIFTH AMENDMENT TO THE
                                LEAR CORPORATION
                       EXECUTIVE SUPPLEMENTAL SAVINGS PLAN

THIS FIFTH AMENDMENT (this "Amendment") to the Lear Corporation Executive Supplemental Savings Plan (the "Plan") made by the undersigned pursuant to authority delegated by the Compensation Committee of the Board of Directors of Lear Corporation, a Delaware corporation (the "Company"), shall be effective as of January 1, 2007.

                                WITNESSETH THAT:

1. In the second sentence of the fourth paragraph of Section 2.1 of the Plan, the phrase "Sections 2.2 or 3.3(a)(i)" shall be substituted for the phrase "Sections 2.2 or 3.3."

2.    Section 3.3 shall be amended to read in its entirety as follows:

      "3.3 SAVINGS MAKE-UP ACCOUNT

            (a) A bookkeeping account shall be established on behalf of each participant in the Plan, which shall be credited with the amounts described below in subsections (a)(i) through
                  (a)(iii):

                  (i) The excess, if any, of (A) the amount of company matching contributions (including both basic matching contributions and discretionary matching contributions) that would have been made on behalf of a participant had the participant's Deferred Compensation been contributed to the Savings Plan (without regard to any refunds of participant contributions required under the Code, or the effects of Code Sections 401(a)(17), 402(g) or 415), over (B) actual company matching contributions (including both basic matching contributions and discretionary matching contributions) made to the participant's account under the Savings Plan.

                  (ii) The excess, if any, of (A) the amount of pension savings plan contributions that would have been made on behalf of a participant (1) if the participant's Deferred Compensation, as well as the participant's deferred compensation under the MSPP, had both been included as Compensation under the Savings Plan and (2) if Code Sections 401(a)(17) and/or 415 did not apply to the Savings Plan, over (B) actual pension savings plan contributions made to the participant's account under the Savings Plan. Notwithstanding anything contained in
                        Section 4 to the contrary, such amounts, plus any earnings credited thereon, shall be distributed in a lump sum in the calendar year following the year of the participant's termination of employment.

                  (iii) Interest, computed as described in Section 3.3(b) below, on the amount, if any, of additional pension savings plan contributions with respect to those participants for whom such contributions would otherwise have been made to the Savings Plan as of June 30, but instead were deferred and contributed to the Savings Plan or credited to this Plan as of December 31. Such amounts, plus any earnings credited thereon, shall be distributed at the same time and in the same manner as the amounts under subsection (a)(ii) above.

            (b) The Savings Make-up Account shall be credited monthly at the monthly compound equivalent of the Average Interest Rate.

            (c) A participant is vested in his or her Savings Make-up Account after three years of Service (as defined in the Savings
                  Plan)."

3. In the first sentence of Section 3.4 of the Plan, the phrase "(including both basic matching contributions and discretionary matching contributions)" shall be inserted after both instances where the phrase "matching contributions" appears.

4. Except to the extent hereby amended, this Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment to the Plan is adopted on the 14th day of February, 2008.

LEAR CORPORATION

By: /s/ Roger A. Jackson
    --------------------------
    Roger A. Jackson
    Senior Vice President - Human Resources

                                        2